UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2007
MYLAN INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (724) 514-1800
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment to the Share Purchase Agreement
     As previously announced, on May 12, 2007, Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), entered into a Share Purchase Agreement (the “SPA”) with Merck Generics Holding GmbH, a German limited liability company, Merck S.A., a French stock corporation, and Merck Internationale Beteiligung GmbH, a German limited liability company (such entities, “Sellers”), and Merck KGaA, a German limited partnership (“Merck”), as Sellers’ representative and guarantor, to acquire Merck’s generic pharmaceutical business (the “Business”). Mylan, Merck, the Sellers, Mylan Luxembourg 2 S.à r.l., a Luxembourg limited liability company, and Mylan Delaware Holding Inc., a Delaware corporation, entered into an Amendment to the Share Purchase Agreement (the “SPA Amendment”) dated as of October 1, 2007 that amends certain provisions of the SPA to detail the final structure of the closing transactions and to identify certain assets to be transferred in connection with the purchase of the Business.
     The foregoing description of the SPA Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to that agreement. A copy of the SPA Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Senior Credit Facilities
     On October 2, 2007, the Company entered into a credit agreement (the “Senior Credit Agreement”) among the Company, Mylan Luxembourg 5 S.à r.l. (the “Euro Borrower”), certain lenders and JPMorgan Chase Bank, National Association, as Administrative Agent, pursuant to which the Company borrowed $500 million in Tranche A Term Loans (the “U.S. Tranche A Term Loans”) and $2 billion in Tranche B Term Loan (the “U.S. Tranche B Term Loans”) and the Euro Borrower borrowed approximately €1.13 billion in Euro Term Loans (the “Euro Term Loans” and, together with the U.S. Tranche A Term Loans and the U.S. Tranche B Term Loans, the “Term Loans”). The proceeds of the Term Loans were used (1) to pay a portion of the consideration for the acquisition of the Business, (2) to refinance the Credit Agreement dated as of March 26, 2007 (the “2007 Existing Credit Agreement”), among the Company, Euro Mylan B.V., the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, and the Credit Agreement, dated as of July 24, 2006 (the “2006 Existing Credit Agreement” and, together with the 2007 Existing Credit Agreement, the “Existing Credit Agreements”), by and among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent, (3) to purchase the Company’s 5.750% Senior Notes due 2010 (the “2010 Notes”) and 6.375% Senior Notes due 2015 (the “2015 Notes” and, together with the 2010 Notes, the “Notes”) tendered pursuant to the previously announced cash tender offers therefor and (4) to pay a portion of the fees and expenses in respect of the foregoing transactions (collectively, the “Transactions”). The termination of the Existing Credit Agreements was concurrent with, and contingent upon, the effectiveness of the Senior Credit Agreement. The Senior Credit Agreement also contains a $750 million revolving facility (the “Revolving Facility” and, together with the Term Loans, the “Senior Credit Facilities”) under which either the Company or the Euro Borrower may obtain extensions of credit, subject to the satisfaction of specified conditions. The Revolving Facility includes a $100 million subfacility for the issuance of letters of credit and a $50 million subfacility for swingline borrowings. Borrowings under the Revolving Facility are available in dollars, euro, pounds sterling, yen or other currencies that may be agreed. The Euro Term Loans are guaranteed by the Company and the Senior Credit Facilities are guaranteed by substantially all of the Company’s domestic subsidiaries (the “Guarantors”). The Senior Credit Facilities are also secured by a pledge of the capital stock of substantially all direct subsidiaries of the Company and the Guarantors (limited to 65% of outstanding voting stock of foreign holding companies and any foreign subsidiaries) and substantially all of the other tangible and intangible property and assets of the Company and the Guarantors.
     The U.S. Tranche A Term Loans and the U.S. Tranche B Term Loans currently bear interest at LIBOR (determined in accordance with the Senior Credit Agreement) plus 3.25% per annum, if we choose to make LIBOR borrowings, or at a base rate (determined in accordance with the Senior Credit Agreement) plus 2.25% per annum. The Euro Term Loans currently bear interest at EURIBO (determined in accordance with the Senior Credit Agreement) plus 3.25% per annum. Borrowings under the Revolving Facility currently bear interest at LIBOR (or EURIBO, in the case of borrowings denominated in euro) plus 2.75% per annum, if we choose to make LIBOR (or EURIBO, in the case of borrowings denominated in euro) borrowings, or at a base rate plus 1.75% per annum. Under the terms of the Senior Credit Agreement, the applicable margins over LIBOR, EURIBO or the base rate may be increased based on the Company’s initial corporate rating following the date of the Senior Credit Agreement. The applicable margins over LIBOR, EURIBO or the base rate for the Revolving Facility and the U.S. Tranche A Term Loans can fluctuate based on the Company’s Consolidated Leverage Ratio. The Company also pays a facility fee on the entire amount of the Revolving Facility. The facility fee is currently 0.50% per annum, but can decrease to 0.375% per annum based on the Company’s Consolidated Leverage Ratio.
     The Senior Credit Agreement contains customary affirmative covenants for facilities of this type, including covenants pertaining to the delivery of financial statements, notices of default and certain other information, maintenance of business and insurance, collateral matters and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, dispositions of assets, payments of dividends and other restricted payments, prepayments or amendments to the terms of specified indebtedness (including the Interim Credit Agreement described below) and changes in our lines of business. The Senior Credit Agreement contains financial covenants requiring maintenance of a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Senior Leverage Ratio. These financial covenants are not tested earlier than the quarter ended June 30, 2008.

     The Senior Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among other things, defaults related to payment failures, failure to comply with covenants, misrepresentations, defaults or the occurrence of a “change of control” under other material indebtedness, bankruptcy and related events, material judgments, certain events related to pension plans, specified changes in control of the Company and invalidity of guarantee and security agreements. If an event of default occurs under the Senior Credit Agreement, the lenders may, among other things, terminate their commitments, declare immediately payable all borrowings and foreclose on the collateral.
     The U.S. Tranche A Term Loans mature on October 2, 2013. The U.S. Tranche A Term Loans require amortization payments of $6.25 million per quarter in 2008, $12.5 million per quarter in 2009, $18.5 million per quarter in 2010, $25 million per quarter in 2011, $31.25 million per quarter in 2012 and $31.25 million per quarter in 2013. The U.S. Tranche B Term Loans and the Euro Term Loans mature on October 2, 2014. The U.S. Tranche B Term Loans and the Euro Term Loans amortize quarterly at the rate of 1.0% per annum beginning in 2008. The Senior Credit Agreement requires prepayments of the Term Loans with (1) up to 50% of Excess Cash Flow beginning in 2009, with reductions based on the Company’s Consolidated Leverage Ratio, (2) the proceeds from certain asset sales and casualty events, unless the Company’s Consolidated Leverage Ratio is equal to or less than 3.5 to 1.0, and (3) the proceeds from certain issuances of indebtedness not permitted by the Senior Credit Agreement. Amounts drawn on the Revolving Facility become due and payable on October 2, 2013. The Term Loans and amounts drawn on the Revolving Facility may be voluntarily prepaid without penalty or premium.
Interim Credit Facility
     On October 2, 2007, the Company entered into a credit agreement (the “Interim Credit Agreement”) among the Company, certain lenders and Merrill Lynch Capital Corporation, as Administrative Agent, pursuant to which the Company borrowed $2.85 billion in term loans (the “Interim Term Loans”). The proceeds of the Interim Term Loans were used to finance in part the Transactions. The Interim Term Loans are unsecured and are guaranteed by substantially all of the Company’s domestic subsidiaries.
     The Interim Term Loans currently bear interest at LIBOR (determined in accordance with the Interim Credit Agreement) plus 4.50% per annum. The interest rate increases by 0.50% per annum on any Interim Term Loans that remain outstanding six months after the closing date and thereafter increases by 0.25% per annum every three months (up to a maximum of 11.25% per annum).
     The Interim Credit Agreement contains customary affirmative covenants for facilities of this type, including covenants pertaining to the delivery of financial statements, notices of default and certain other information, maintenance of business of insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, dispositions of assets, payments of dividends and other restricted payments, prepayments of any subordinated indebtedness and changes in our lines of business. In addition, the arrangers of the Interim Term Loans have the right to request, on not more than two occasions between six months and one year after the closing date, that the Company use commercially reasonable efforts to issue and sell debt securities that will generate proceeds sufficient to refinance the Interim Term Loans.
     The Interim Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among other things, defaults related to payment failures, failure to comply with covenants, misrepresentations, acceleration of other indebtedness, bankruptcy and related events, material judgments and certain events related to pension plans. If an event of default occurs under the Interim Credit Agreement, the lenders may, among other things, declare the Interim Term Loans immediately due and payable.
     The Interim Term Loans mature on October 2, 2017 and do not require amortization payments. The Interim Credit Agreement requires prepayments of the Interim Term Loans (1) with the proceeds from certain asset sales and casualty events, (2) with the proceeds from certain issuances of equity or indebtedness and (3) upon the occurrence of specified changes in control of the Company. The Interim Term Loans may be voluntarily prepaid without penalty or premium.
     On and after October 2, 2008, the lenders have the option to convert Interim Term Loans into exchange notes. The exchange notes have affirmative and negative covenants and events of default which are similar to those under the Interim Term Loans but include certain additional exceptions and modifications. In addition, the exchange notes are not required to be prepaid in all the circumstances in which prepayments are required on the Interim Term Loans. The interest rate for exchange notes can be fixed in connection with a transfer of such notes. The Company is obligated to provide for registration of the exchange notes under the securities laws. In addition, on October 2, 2008, the affirmative and negative covenants, default provisions, prepayment provisions and certain other provisions in the Interim Credit Agreement are automatically amended so as to conform to the provisions for the exchange notes.
Indenture Supplement
     In connection with the completion of the acquisition, the Company completed its previously announced cash tender offers and consent solicitations for all of its outstanding 2010 Notes and 2015 Notes. On October 1, 2007, the Company entered into the Second Supplemental Indenture (the “Supplemental Indenture”) to the Indenture dated as of July 21, 2005 (as supplemented by the First Supplemental Indenture, dated as of May 31, 2007, the “Existing Indenture”), between the Company, the subsidiaries of the Company party as guarantors thereto and The Bank of New York, as trustee, pursuant to which the Company issued the Notes. The Supplemental Indenture became effective on October 1, 2007, at which time (1) the covenants in the Existing Indenture pertaining to payment of taxes and other claims, restricting secured debt and sale leaseback transactions, limiting restricted payments, requiring guarantees, requiring certain reports and restricting consolidations, mergers and sales of assets ceased to be in effect and (2) the events of default in the Existing Indenture were amended to remove all defaults other than failure to pay interest or principal and failure to make or consummate a required change of control offer. As of the scheduled expiration time of 10:00 a.m., New York City time, on October 2, 2007, approximately $147.5 million in aggregate principal amount of the 2010 Notes, representing 98.31% of the outstanding 2010 Notes, and $349.8 million in aggregate principal amount of the 2015 Notes, representing 99.95% of the outstanding 2015 Notes, were tendered. The Notes were accepted for purchase and paid for by Mylan upon completion of the acquisition.
     The foregoing description of the Indenture Supplement does not purport to be complete and is qualified in its entirety by reference to the supplement. A copy of the Indenture Supplement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     The discussion under the heading “Senior Credit Facilities” in Item 1.01 above is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On October 2, 2007, the Company, via direct or indirect wholly owned subsidiaries in Luxembourg (Mylan Luxembourg 2 S.à r.l.), Australia (Mylan Australia Pty. Ltd), Canada (Mylan Canada, ULC), France (Mylan France S.A.S.) and the United States (Mylan Delaware Holding Inc.), consummated the acquisition of the Business from Merck and the Sellers. Pursuant to and in accordance with the purchase price calculation set forth in the SPA, Mylan paid an aggregate cash purchase price to Merck and the Sellers of €4.9 billion (or approximately $6.8 billion) for the Business, including estimated net working capital. Funds used to consummate the acquisition were provided by a syndicate of banks pursuant to the Senior Credit Agreement and the Interim Credit Agreement described above, as well as via the settlement of foreign exchange forward contracts entered into in order to mitigate the risk of foreign currency exposure relating to the acquisition of the Business and with cash on hand.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The discussion under the headings “Senior Credit Facilities” and “Interim Credit Facility” in Item 1.01 above is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
     The discussion under the heading “Indenture Supplement” in Item 1.01 above is incorporated herein by reference.
Item 5.02. Appointment of Principal Officers.
     On October 2, 2007, the Company appointed Heather Bresch as Chief Operating Officer. Ms. Bresch, 38, served as Mylan’s Head of North American Operations from January 2007 until her appointment as Chief Operating Officer. Prior to serving as Head of North American Operations, she was Senior Vice President, Strategic Corporate Development, beginning in February 2006. Ms. Bresch joined Mylan in 1992, and has held a number of management positions, including Vice President, Strategic Corporate Development from May 2005 to February 2006, Vice President of Public and Government Relations from February 2004 to April 2005, Director of Government Relations from March 2002 to February 2004, and Director of Business Development from January 2001 to March 2002.
     The terms of Ms. Bresch’s employment are governed by an executive employment agreement, dated as of January 31, 2007, between the Company and Ms. Bresch (the “Employment Agreement”). The Employment Agreement has an initial term of three years and may be extended or renewed upon mutual agreement of the parties.
     Ms. Bresch current annual base salary is $500,000. Pursuant to the Employment Agreement, she is also eligible for a discretionary annual bonus equal to 75% of base salary. In addition, upon entering into the employment agreement, Ms. Bresch was granted stock options to purchase 100,000 shares of the Company’s common stock, which options vest ratably over four years, provided that Ms. Bresch remains employed by the Company on each vesting date.
     Upon Ms. Bresch’s termination of employment without “cause”, for “good reason” (each as defined in the Employment Agreement), or by reason of death or disability, Ms. Bresch will be entitled to receive, in addition to her accrued benefits, her then-current base salary for 12 months following her separation from the Company (which may at the Company’s option be paid via lump-sum payment), plus an amount equal to the bonus that Ms. Bresch would have been entitled to receive for the fiscal year in which the terminaiton occurs, pro rated based on the portion of the year during which she was employed. Ms. Bresch will also be entitled to continuation of employee benefits for a period of 12 months following termination of employment with the Company. In addition, the options referred to above will vest in full upon Ms. Bresch’s termination of employment without cause or for good reason, or if the Employment Agreement is not renewed. During the term of the Employment Agreement and for a period of one year following termination of employment for any reason, Ms. Bresch may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.
     Ms. Bresch is also party to a Transition and Succession Agreement with the Company, which provides that if her employment is terminated other than for cause or if she terminates her employment voluntarily for good reason, in each case within two years following the occurrence of a change of control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change of control, she would become entitled to receive a severance payment equal to a lump sum severance payment in an amount equal three times the sum of the base salary and cash bonus paid to her as reflected on her W-2 in the tax year immediately preceding the year in which the termination occurs or the change of control occurs, whichever is greater, and the continuation of health and insurance benefits for a period of three years. The Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”
     Other than the Employment Agreement and the Transition and Succession Agreement, there is no other arrangement or understanding between Ms. Bresch and any other person pursuant to which she was selected to become Chief Operating Officer of the Company, nor are there any transactions between the Company and Ms. Bresch that are reportable under Item 404(a) of Regulation S-K. No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Ms. Bresch and any director, nominee for election as a director or executive officer of the Company.
A copy of the press release announcing the appointment of Ms. Bresch as Chief Operating Officer of the Company is attached hereto as Exhibit 99.1.
Item 5.03. Amendments to Articles of Association or Bylaws; Change in Fiscal Year.
     Pursuant to approval by its Board of Directors, the Company amended its Amended and Restated Bylaws, as amended (the “Bylaws”) effective as of October 2, 2007, to change the Company’s fiscal year. More specifically, Section 7.03 of the Bylaws was amended such that the fiscal year, previously commencing April 1st and ending March 31st, will now begin on January 1st and end on December 31st. A copy of the Bylaws as so amended is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
The Company also amended it Amended and Restated Articles of Incorporation, as amended to change its corporate name from Mylan Laboratories Inc. to Mylan Inc. The name change was effective as of 12:01 a.m., October 2, 2007. A copy of the Amendment is attached hereto as Exhibit 3.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
     The financial statements of the Business for the periods specified in Rule 3.05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
(b) Pro forma financial statements.
     The pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

3.1	Amended and Restated Bylaws of the registrant.

3.2	Amendment to Amended and Restated Articles of Incorporation of the registrant.

4.1	Second Supplemental Indenture, dated as of October 1, 2007, among the registrant, the Subsidiaries of the registrant listed on the signature page thereto and The Bank of New York, as trustee

10.1	Amendment No. 1 to Share Purchase Agreement by and among the registrant and Merck Generics Holding GmbH, Merck S.A. Merck Internationale Beteiligung GmbH and Merck KGaA

99.1	Press release of the registrant dated October 2, 2007.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.

Date: October 3, 2007	By:	/s/ Edward J. Borkowski

Edward J. Borkowski
Chief Financial Officer
EXHIBIT INDEX
3.1	Amended and Restated Bylaws of the registrant.

3.2	Amendment to Amended and Restated Articles of Incorporation of the registrant.

4.1	Second Supplemental Indenture, dated as of October 1, 2007, among the registrant, the Subsidiaries of the registrant listed on the signature page thereto and The Bank of New York, as trustee

10.1	Amendment No. 1 to Share Purchase Agreement by and among the registrant and Merck Generics Holding GmbH, Merck S.A. Merck Internationale Beteiligung GmbH and Merck KGaA

99.1	Press release of the registrant dated October 2, 2007.